EXHIBIT 99

Contacts:
J. Patrick Ervin	Charles R. Trego, Jr.
Chairman, President and CEO	Senior Vice President and CFO
(607) 378-4420	(607) 378-4202

Hardinge Increases Earnings Per Share By More
Than 21% in Second Quarter

Strong Improvement Generated in Orders and Backlog As Well

Performance Highlights for Second Quarter 2006:

•                  Orders of $92.4 million, an increase of 20.5% versus second quarter 2005

•                  Net sales of $78.5 million, a rise of 6.8% versus second quarter 2005

•                  Net income of $3.0 million, a 22.5% improvement over second quarter 2005

•                  Cash dividend of $.03 per share of common stock

ELMIRA, N.Y. — August 9, 2006 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced material-cutting solutions, today reported increased orders, net sales, net income and earnings per share for the second quarter of 2006, compared to the same quarter in 2005.

Net income for the second quarter of 2006 was $3.0 million, or $.34 per diluted share, compared to $2.5 million, or $.28 per diluted share, in the second quarter of 2005.  Net income for the first six months of 2006 was $5.0 million, or $.56 per diluted share, compared to $4.3 million, or $.49 per diluted share, for the first six months of 2005.

Net sales for the second quarter were $78.5 million, an increase of 6.8% compared to $73.5 million of net sales for the second quarter of 2005. Net sales for the first six months of 2006 were $154.0 million, an increase of 8.7% compared to $141.6 million of net sales for the first six months of 2005.

“Our second quarter 2006 performance benefited from the sustained strength of the manufacturing sectors around the globe,” commented Pat Ervin, Chairman, President, and Chief Executive Officer.  “The second quarter growth in orders and net sales for 2006 reflects solid increases in each of our geographic markets and across most major product lines.  This demonstrates our strong and growing international market position, which remains a strategic focus of the Company.  However changes in the mix of sales related to product lines and geographic markets resulted in lower gross profit margins compared to 2005.  Also, it is important to note that second quarter 2006 orders included an order for our ‘Asia & Other’ region valued at approximately $5.0 million that we anticipate will repeat in the third quarter of this year, but not in future quarters.”

The following table summarizes the Company’s sales by geographical region for the three and six month periods ended June 30, 2006 and 2005, respectively:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	(U.S. dollars in thousands)
Sales to Customers in:	2006	2005	% Change	2006	2005	% Change
North America	$28,246	$26,292	7.4%	$57,427	$50,756	13.1%
Europe	31,687	29,932	5.9%	60,908	61,046	(.2)%
Asia & Other	18,585	17,303	7.4%	35,619	29,773	19.6%
	$78,518	$73,527	6.8%	$153,954	$141,575	8.7%

Sales to customers in all regions increased in the second quarter of 2006 compared to the second quarter of 2005. Sales to customers in North America increased as a result of growth in the lathe product line. Sales to customers in Europe increased as a result of growth in both the milling and grinding product lines. Sales to customers in Asia & Other increased as a result of growth in both milling and lathe product lines.

The weakening of foreign currencies relative to the U.S. dollar had an unfavorable impact of $0.3 million and $3.4 million on sales for the three and six months ended June 30, 2006 compared to the same periods in 2005.

The following table summarizes orders by geographical region for the three and six months ended June 30, 2006 compared to the same periods in 2005:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	(U.S. dollars in thousands)
Orders fromCustomers in:	2006	2005	% Change	2006	2005	% Change
North America	$34,075	$29,847	14.2%	$63,182	$56,474	11.9%
Europe	33,467	29,832	12.2%	64,605	61,216	5.5%
Asia & Other	24,841	16,997	46.1%	41,326	30,094	37.3%
	$92,383	$76,676	20.5%	$169,113	$147,784	14.4%

Orders for the second quarter of 2006 were $92.4 million, an increase of $15.7 million, or 20.5%, compared to the second quarter of 2005.  Orders for the six months ended June 30, 2006 were $169.1 million, an increase of $21.3 million, or 14.4%, compared to same period in 2005.

Orders from customers in North America and Asia & Other increased as a result of expansion in the Company’s lathe product line and increased orders in the Company’s grinding products, as well as the large second quarter order for Asia & Other that Mr. Ervin referred to previously. Hardinge continues to strengthen the Asian market position of its Taiwanese and Chinese subsidiaries by investing in increased capacity, as well as promotional expenses, and support personnel to take advantage of the strong sales growth opportunities in that area.  European order growth in the second quarter was driven primarily by improvement in orders for the Company’s grinding product lines.

Our consolidated backlog at June 30, 2006 was $88.8 million compared to $75.0 million at March 31, 2006.

Gross profit margin for the second quarter of 2006 was 30.0% of net sales, compared to 32.0% of net sales in the second quarter of 2005.  Gross margin for the six months ended June 30, 2006 was 30.2% compared to 31.5% for the same period in 2005.  The decrease in gross profit margin for 2006 compared to 2005 was primarily the result of changes in both product and market mix.

Selling, general and administrative expenses (SG&A) were $18.3 million, or 23.3% of net sales, in the second quarter of 2006, compared to $18.1 million, or 24.6% in the second quarter of 2005.  SG&A expenses for the six months ended June 30, 2006 were $37.5 million, or 24.4% of net sales, compared to $35.6 million or 25.1% of net sales, in the six months ended June 30, 2005.  The change in SG&A expense for 2006 was attributable to planned increases in spending for: commissions; wages, pension and benefit costs; and information technology enhancements; offset by decreases in: selling and marketing expenses; and other income and expense.

Interest expense was $1.3 million and $2.5 million for the three and six months ended June 30, 2006 compared to $1.0 million and $1.9 million for the same periods in 2005.  The increase is due primarily to higher average borrowings incurred to finance the buyout of our minority partner in Hardinge Taiwan in December 2005 along with the purchase of the Bridgeport technical information in January 2006.

The provision for income taxes was $1.0 million and $1.7 million, respectively, for the three and six months ended June 30, 2006, compared to $1.3 million and $2.1 million for the same periods in 2005.  The effective tax rate was 25.8% and 25.7% for the three and six months ended June 30, 2006 compared to 28.1% and 27.7% for the same periods in 2005.

In December 2005, the Company acquired the remaining 49% minority interest in Hardinge Taiwan Precision Machinery Limited, which is treated as a consolidated subsidiary. As a result of this transaction, there is no minority interest reduction to consolidated net income in 2006 compared to a reduction of $.8 million and $1.1 million, respectively, for the three and six months ended June 30, 2005.

“Our strategy of product and market diversification has provided growth in both orders and net sales through the midpoint of 2006,” Mr. Ervin continued.  “Even with the continued strong performance of the worldwide manufacturing sectors, we need to remain focused and nimble in responding to continued opportunities for growth.  We remain confident that the focused execution of our business strategy will generate both top- and bottom-line growth as we leverage the position of our strong product brands in new geographic and product markets.”

The Company also announced that its Board of Directors has declared a cash dividend of $0.03 per share on the Company’s common stock.  The dividend is payable on September 8, 2006 to stockholders of record as of September 1, 2006.

The Company will host a conference call at 11:00 AM today to provide additional detail related to second quarter and year-to-date performance.  The call can be accessed by dialing 1-866-838-2057, or via the internet live at http://videonewswire.com/event.asp?id=35007.  It may also be accessed in replay form within the “Investor Relations” section at the Company’s website, www.hardinge.com, where it will be posted for one full year.  You may also access a recording approximately one hour after its completion by dialing 1-888-284-7564, and entering the reference number: 190194.  This telephone recording will be available throughout the third quarter, ending September 30, 2006.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions.  The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, collets, chucks, indexing fixtures, and other industrial products.  The company has manufacturing operations in the United States, Switzerland, Taiwan and China and distributes machines in all major industrialized countries of the world.  Hardinge’s common stock trades on NASDAQ under the symbol, “HDNG.”  For more information, please visit the Company’s website at www.hardinge.com.

This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc.  Such statements are based upon information known to management at this time.  The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company’s ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated.  Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company’s entry into new product and geographic markets, the company’s ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations.  Any forward-looking statement should be considered in light of these factors.  The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.

—           Financial Tables Follow —

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets
(In Thousands, except preferred and common share and per share amounts)

	June 30,	December 31,
	2006	2005
	(Unaudited)
Assets

Current assets:
Cash	$6,499	$6,552
Accounts receivable, net	67,440	67,559
Notes receivable, net	2,893	4,060
Inventories	125,434	117,036
Deferred income tax	779	744
Prepaid expenses	11,206	6,921
Total current assets	214,251	202,872

Property, plant and equipment:
Property, plant and equipment	175,318	170,961
Less accumulated depreciation	108,989	104,640
Net property, plant and equipment	66,329	66,321

Other assets:
Notes receivable	4,080	3,683
Deferred income taxes	461	455
Intangible pension asset	264	247
Other intangible assets	12,148	7,438
Goodwill	18,997	17,699
Other long term assets	1,643	1,561
	37,593	31,083
Total assets	$318,173	$300,276

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets - Continued
(In Thousands, except preferred and common share and per share amounts)

	June 30,	December 31,
	2006	2005
	(Unaudited)
Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$27,940	$26,454
Notes payable to bank	10,285	3,803
Deferred purchase price of acquisitions	—	5,129
Accrued expenses	18,611	19,920
Accrued pension expense	2,059	2,375
Accrued income taxes	3,075	3,223
Deferred income taxes	2,764	2,592
Current portion of long-term debt	19,880	12,955
Total current liabilities	84,614	76,451

Other liabilities:
Long-term debt	49,854	50,356
Accrued pension expense	19,787	19,731
Deferred income taxes	2,915	2,646
Accrued postretirement benefits	5,779	5,985
Derivative financial instruments	1,329	1,709
Other liabilities	4,019	4,405
	83,683	84,832

Shareholders’ equity:
Preferred stock, Series A, par value $.01 per share; Authorized 2,000,000; but unissued at June 30, 2006 and December 31, 2005.
Common stock, $.01 par value: Authorized shares - 20,000,000; Issued shares — 9,919,992 at June 30, 2006 and December 31, 2005	99	99
Additional paid-in capital	59,646	60,387
Retained earnings	108,642	104,219
Treasury shares — 1,089,037 at June 30, 2006 and 1,063,287 shares at December 31, 2005.	(14,022)	(13,697)
Accumulated other comprehensive income	(4,489)	(11,029)
Deferred employee benefits	—	(986)
Total shareholders’ equity	149,876	138,993
Total liabilities and shareholders’ equity	$318,173	$300,276

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations
(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$78,518	$73,527	$153,954	$141,575
Cost of sales	54,932	50,030	107,465	96,964
Gross profit	23,586	23,497	46,489	44,611

Selling, general and administrative expenses	18,279	18,114	37,540	35,590
Income from operations	5,307	5,383	8,949	9,021

Interest expense	1,311	1,021	2,457	1,861
Interest (income)	(58)	(155)	(180)	(291)
Income before income taxes and minority interest in (profit) of consolidated subsidiary	4,054	4,517	6,672	7,451
Income taxes	1,047	1,271	1,718	2,064
Minority interest in (profit) of consolidated subsidiary		(791)		(1,068)
Net income	3,007	2,455	4,954	4,319

Retained earnings at beginning of period	105,900	99,876	104,219	98,277
Less dividends declared	265	267	531	532
Retained earnings at end of period	$108,642	$102,064	$108,642	$102,064

Per share data:

Basic earnings per share:	$0.34	$0.28	$0.57	$0.49
Weighted average number of common shares outstanding	8,765	8,767	8,766	8,756

Diluted earnings per share:	$0.34	$0.28	$0.56	$0.49
Weighted average number of common shares outstanding	8,807	8,829	8,801	8,840

Other financial data:

Gross margin	30.0%	32.0%	30.2%	31.5%
Operating margin	6.8%	7.3%	5.8%	6.4%
Capital expenditures	$1,135	$2,277	$1,967	$2,947
Depreciation and amortization	$2,398	$2,286	$4,731	$4,606

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended
	June 30,
	2006	2005
	(Unaudited)	(Unaudited)

Operating activities
Net income	$4,954	$4,319
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,731	4,606
Provision for deferred income taxes	127	425
Minority interest	—	1,068
Foreign currency transaction (gain) loss	(319)	295
Changes in operating assets and liabilities:
Accounts receivable	2,402	(7,576)
Notes receivable	855	2,222
Inventories	(4,376)	(19,762)
Prepaids/other assets	(4,478)	(1,870)
Accounts payable	835	2,220
Accrued expenses	(4,150)	(3,335)
Accrued postretirement benefits	(205)	(65)
Net cash provided by (used in) operating activities	376	(17,453)

Investing activities
Capital expenditures	(1,967)	(2,947)
Purchase of Bridgeport kneemill technical information	(5,000)	—
Purchase of minority interest in Hardinge Taiwan	(110)	—
Purchase of U-Sung Co., Ltd.	(5,071)	—
Net cash (used in) investing activities	(12,148)	(2,947)

Financing activities
Increase in short-term notes payable to bank	5,921	368
Increase in long-term debt	6,298	21,067
Net (purchases) sales of treasury stock	(332)	210
Dividends paid	(531)	(532)
Net cash provided by financing activities	11,356	21,113

Effect of exchange rate changes on cash	363	(216)
Net (decrease) increase in cash	(53)	497

Cash at beginning of period	6,552	4,189

Cash at end of period	$6,499	$4,686

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